Exhibit 24.1
Limited Power of Attorney for Section 13 and Section 16 Filings

I.  Clarke Inc., a Canadian corporation, (“Clarke”), of  6009 Quinpool Road, Suite 900, Halifax, Nova Scotia Canada B3K 5J7 hereby makes, constitutes and appoints Michael Rapps or Andrew Snelgrove, (“its Attorney”), its true and lawful attorney for the purposes hereinafter set forth, effective as of this 6th day of October, 2013.

Clarke hereby grants to its Attorney, for it and in its name, place and stead, the power:

(1)
To execute for and on Clarke’s behalf as a beneficial owner of the common shares of Vitran Corporation Inc., (“Vitran”) and in its capacity as managing partner of Quinpool Holdings Partnership (“Quinpool”), Schedule 13D and Schedule 13G and all and any amendments thereto, in accordance with Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

(2)
To execute for and on Clarke’s behalf as a beneficial owner of the common shares of Vitran and in its capacity as managing partner of Quinpool as a beneficial owner of the common shares of Vitran, Form 3, Form 4, and Form 5, and all and any amendments thereto, in accordance with Section 16(a) of the Exchange Act;

(3)
To do and to perform any and all acts for and on Clarke’s behalf and in its capacity as managing partner of Quinpool that may be necessary or desirable to complete and execute any such Schedule 13D, Schedule 13G, Form 3, Form 4, and Form 5 or any amendment thereto, and to timely file such schedule, form or amendment thereto with the United States Securities and Exchange Commission (the “SEC”) and any stock exchange or similar authority; and

(4)
To take any other action of any type whatsoever that, in the opinion of its Attorney, may be necessary or desirable in connection with the foregoing grant of authority, it being understood that the documents executed by its Attorney pursuant to this limited power of attorney shall be in such form and shall contain such terms and conditions as its Attorney may approve.

Clarke hereby grants to its Attorney full power and authority to do and to perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as it might or could do if present, with full power of substitution or revocation, hereby ratifying and confirming all that its Attorney shall lawfully do or cause to be done by virtue of this limited power of attorney and the rights and powers herein granted. Clarke acknowledges and agrees that its Attorney is not assuming any of Clarke’s or Quinpool’s responsibilities to comply with the Exchange Act.

This limited power of attorney shall remain in full force and effect until Clarke and Quinpool are no longer required to file any of Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 with respect to Clarke or Quinpool’s holdings of, and transactions in, securities of Vitran, unless earlier revoked by me in a signed writing delivered to my Attorney and any substitutes therefor, if any.  This limited power of attorney may be filed with the SEC as a confirming statement of the authority granted herein.

IN WITNESS WHEREOF, I have hereunto set my hand to this instrument on the date first above written.

CLARKE INC.

/s/ George Armoyan
Name: George Armoyan
Title: President and Chief Executive Officer